Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

SCP POOL CORPORATION HOLDS 2004 ANNUAL MEETING OF SHAREHOLDERS
AND DECLARES FIRST CASH DIVIDEND

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COVINGTON, LA (May 10, 2004) (Nasdaq/NM:POOL)– Speaking last week at POOL’s annual meeting of stockholders, Wilson B. (Rusty) Sexton, Chairman of the Board, said that the stockholders elected Andrew W. Code, James J. Gaffney, Manuel J. Perez de la Mesa, Robert C. Sledd, John E. Stokely, Harlan F. Seymour, George T. Haymaker, and himself to serve as directors for the ensuing year. Stockholders approved amendments to increase the number of authorized shares of common stock from 40,000,000 to 100,000,000 and to increase the maximum number of shares authorized for issuance in the Company’s 2002 Long-Term Incentive Plan from 1,050,000 to 1,800,000 shares. Stockholders also ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2004. Mr. Sexton stated, “We are very pleased with results to date and continue to be optimistic about the many opportunities for growth going forward. Our shareholders’ ongoing support is appreciated as the Board looks forward to fulfilling its stewardship responsibilities”.

POOL also announced that its Board of Directors has initiated a quarterly cash dividend of $0.10 per share with the first such dividend payable on June 7, 2004 to stockholders of record on May 24, 2004. On April 30, 2004 there were 35,555,276 shares of common stock outstanding. The Company plans to continue to use cash flow to fund its internal growth, potential future acquisitions, its previously announced stock repurchase program and to pay down debt, depending on prevailing market conditions and other factors.

Manuel Perez de la Mesa, President and CEO, commented, “Paying a dividend is reflective of our Company’s strong cash flow and our confidence in our ability to continue to fund our ongoing internal and external growth opportunities. Returning a portion of our earnings to our shareholders in the form of cash dividends increases total shareholder return, an integral component of our mission.”

SCP Pool Corporation is the largest independent wholesale distributor of swimming pool supplies and related products. Currently, the Company operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to nearly 48,000 customers.